UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MCCOMBS REALTY PARTNERS
A CALIFORNIA LIMITED PARTNERSHIP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Limited Partnership Units

(2)	Aggregate number of securities to which transaction applies:

17,152.63

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$10,350,000 is the purchase price for the property to be sold.

(4)	Proposed maximum aggregate value of transaction:

$10,350,000

(5)	Total fee paid:

$317.75

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CONSENT SOLICITATION
FOR
MCCOMBS REALTY PARTNERS,
A CALIFORNIA LIMITED PARTNERSHIP
c/o THE ALTMAN GROUP, INC.
1275 Valley Brook Avenue
Lyndhurst, New Jersey 07071
June 4, 2007
Dear Limited Partner:
     We are writing to request your consent to the sale (the “Sale”) of the apartment complex known as Lakewood at Pelham Apartments, located in Greenville County, South Carolina (the “Property”) for $10,350,000 cash (the “Gross Sales Price”). The Property is owned indirectly by McCombs Realty Partners, a California limited partnership (the “Partnership”), through its interest as the sole limited partner of Pelham Place, L.P., a South Carolina limited partnership, which is the owner of the Property. The Property is being sold in connection with the sale of ten other properties (the “Related Property Sales;” see discussion under “Purchase and Sale Contract — Purchase Price and Deposit,” below) by other partnerships affiliated with CRPTEX, Inc., a Texas corporation and general partner of the Partnership (the “General Partner”).
     After the Sale of the Property closes, the Partnership will be liquidated and dissolved as provided in the Partnership’s limited partnership agreement (the “Partnership Agreement”). Following the Sale of the Property, we estimate that there will be approximately $170 per limited partnership unit to distribute to those limited partners who made additional capital contributions in accordance with the Partnership’s Chapter 11 bankruptcy plan of reorganization (the “Contributing Limited Partners;” the limited partnership units held by the Contributing Limited Partners are referred to herein as “Contributing Limited Partnership Units”) and approximately $148 per limited partnership unit to distribute to the limited partners who did not make additional capital contributions in accordance with the Partnership’s Chapter 11 bankruptcy plan of reorganization (the “Non-Contributing Limited Partners;” the limited partnership units held by the Non-Contributing Limited Partners are referred to herein as the “Non-Contributing Limited Partnership Units”) following the Sale of the Property. The Contributing Limited Partners and the Non-Contributing Limited Partners are referred to herein collectively as the “Limited Partners.” See “Estimated Distribution to Limited Partners” for a discussion of the Partnership’s Chapter 11 bankruptcy plan of reorganization. We expect the distributions will occur within 90 days after the closing of the Sale of the Property. The amount and timing of the distributions are estimates, and, as explained below, are based on a number of assumptions and variables that are beyond the control of the General Partner.
     Pursuant to the Partnership Agreement, the Sale requires the consent of Limited Partners owning more than 50% of the outstanding units of limited partnership interest. This Consent Solicitation Statement (this “Solicitation Statement”) contains information you should review before deciding whether to consent to the Sale. This Solicitation Statement is accompanied by a form of Consent of Limited Partner (the “Consent Form”) to be used to indicate your approval or disapproval of the Sale.
     We recommend that you consent to the Sale. The Sale involves certain risks. See “Risk Factors” beginning on page 2 of this Solicitation Statement for a description of risk factors to consider in connection with the Sale.
     This Consent Solicitation and the accompanying Consent Form are first being mailed on or about June 4, 2007, to Limited Partners of record as of the close of business on May 29, 2007 (the “Record Date”). Your participation is very important. Please review this Consent Solicitation, complete, date and sign the enclosed Consent Form and return it by hand, mail, overnight courier or fax, pursuant to the instructions below. Please note that this solicitation will expire at 5:00 p.m., New York City time, on June 25, 2007 (the “Expiration Date”), unless extended.

     If you have any questions or require any assistance in completing and returning the Consent Form, please contact our Solicitation Agent, The Altman Group, Inc., by mail at 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; by overnight courier service at 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; by fax at (201) 460-0050; or by telephone at (800) 217-9608.
     Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as “believes,” “intends,” “expects,” “anticipates” and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Factors that could cause the actual results to differ materially from those in our forward-looking statements include the failure of the Sale to close on the terms or within the time frame described in this Solicitation Statement; national and local economic conditions; the terms of governmental regulations that affect the Partnership and interpretations of those regulations; the competitive environment in which the Partnership operates; financing risks, including the risk that cash flows from operations may be insufficient to meet required debt payments; real estate risks, including variations of real estate values and the general economic climate in local markets and competition for tenants in such markets; litigation, including costs associated with prosecuting and defending claims and any adverse outcomes, and possible environmental liabilities. Given these uncertainties, Limited Partners are cautioned not to place undue reliance on our forward-looking statements. You should carefully review the information contained in this Solicitation Statement, including the risk factors described in the section labeled “Risk Factors” starting on page 2. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURTIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION DESCRIBED IN THIS SOLICITATION STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Very truly yours,

CRPTEX, Inc.,
a Texas corporation

By:
Name:
Title:

SUMMARY TERM SHEET
     The following is a brief summary of the Partnership’s proposed Sale of the Property pursuant to the terms of the Purchase and Sale Contract, dated as of May 23, 2007 (the “Purchase and Sale Contract”), among Northview Realty Group, Inc., a Canadian corporation, as the buyer (“Purchaser”), Pelham Place, L.P. (the direct owner of the Property in which the Partnership is the sole limited partner) and nine affiliates of the General Partner, each as a seller (the “Related Sellers,” and together with Pelham Place, L.P., the “Sellers”)). Unless otherwise indicated, references in this Solicitation Statement to “we,” “us,” or the “General Partner” refer to CRPTEX, Inc., a Texas corporation and the general partner of the Partnership.
•	Sale of Property. Under the Purchase and Sale Contract, the Partnership (through Pelham Place, L.P.) and the Related Sellers collectively agreed to sell the Property and ten other properties owned by affiliates of the General Partner (the “Related Properties”) for an aggregate purchase price of $106,100,000 (subject to customary prorations and adjustments), of which $10,350,000 has been allocated to the Property. For purposes of allocating the aggregate purchase price being paid by the Purchaser among the Property and the other ten properties that are being sold as part of the sale transaction, the General Partner and its affiliates are relying on the Purchaser’s allocations, which neither the General Partner nor any of its affiliates has influenced and which the General Partner and its affiliates believe to reflect relative fair market values. See “Purchase and Sale Contract.”

•	The Purchaser. If the Partnership’s Limited Partners approve the Sale, the Property will be sold to Northview Realty Group, Inc., a Canadian corporation, in accordance with the terms, and subject to the conditions, of the Purchase and Sale Contract. The Purchaser and its affiliates are in the business of operating residential rental housing. See “Description of the Transaction — The Purchaser.”

•	Dissolution of the Partnership; Distribution to Limited Partners. The Property is the Partnership’s last remaining property. Upon completion of the Sale, the Partnership will dissolve and we will wind up the affairs of the Partnership. We will pay, or establish appropriate reserves for, all known Partnership liabilities and other obligations, and distribute the remaining net Sale proceeds to partners. Although the actual distribution to Limited Partners may vary, we currently estimate that it will be approximately $170 per Contributing Limited Partnership Unit, and approximately $148 per Non-Contributing Limited Partnership Unit, based on information available as of April 30, 2007. These amounts are estimates, and, as explained below, are based on a number of assumptions and variables that are beyond the control of the General Partner. We expect that the distribution of the remaining net Sale proceeds to Limited Partners will be made within 90 days after the completion of the Sale of the Property. The timing of the distribution is also an estimate and the actual timing may be different. See “Estimated Distribution to Limited Partners.”

•	Required Consents. Under the Partnership Agreement, the Sale of the Property requires the consent of Limited Partners owning more than 50% of the outstanding limited partnership units. See “Consent Solicitation.”

•	General Partner’s Analysis and Recommendation. We recommend that the Limited Partners consent to the Sale, and have approved the Purchase and Sale Contract. See “General Partner’s Analysis.”

•	Risk Factors. The Sale involves certain risks, including the recognition of taxable income, the absence of an independent appraisal and the fact that the Property is being sold as part of a portfolio of eleven properties. See “Risk Factors.”

•	Tax Consequences. Limited Partners will recognize taxable gain, for federal and state income tax purposes, as a result of the Sale of the Property. EACH LIMITED PARTNER SHOULD CONSULT AND RELY ON HIS, HER OR ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO THE LIMITED PARTNER OF THE SALE OF THE PROPERTY. Cash distributions from the Sale may be less than any tax liability resulting from the taxable gain recognized by each Limited Partner. See “Certain United States Federal Income Tax Consequences.”

•	Expiration Date. This solicitation will expire at 5:00 p.m. New York City time, on June 25, 2007, unless extended in writing by the General Partner, and you can tender your Consent Form until the solicitation expires. See “The Consent Solicitation — Solicitation Period.”

•	How to Consent. To consent to the Sale, mark the appropriate box on the Consent Form that accompanies this Solicitation Statement and send it to the Solicitation Agent, The Altman Group, Inc., at the address set forth at the bottom of the Consent Form. See “The Consent Solicitation — Consent Procedures.”

•	Revocation of Instructions. You may revoke the instructions set forth in your Consent Form by sending a new Consent Form with different instructions to the Solicitation Agent prior to the Expiration Date. See “The Consent Solicitation—Revocation of Instructions.”

•	For Assistance with Consent Form. For assistance in executing the Consent Form, please contact our Solicitation Agent at the address or the telephone number set forth on the first page of this Solicitation Statement and at the bottom of the Consent Form.
RISK FACTORS
     The following describes risks and disadvantages to you of consenting to the Sale. Before deciding whether to consent to the Sale, you should consider carefully these risks.
     Limited Partners will Recognize Taxable Income from the Sale. Limited Partners will recognize taxable gain, for federal and state income tax purposes, as a result of the Sale of the Property. EACH LIMITED PARTNER SHOULD CONSULT AND RELY ON HIS, HER OR ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO HIM, HER OR IT OF THE SALE OF THE PROPERTY. Cash distributions from the Sale of the Property may be less than the taxable gain recognized by each Limited Partner. Certain possible tax consequences of the Sale are discussed in more detail below under “Certain United States Federal Income Tax Consequences.”
     The Value of the Property Could be Adversely Affected if the Sale does not Occur. The proposed Sale of the Property may not occur for a number of reasons, some of which are beyond the control of the General Partner. The Sale is conditioned on customary closing conditions, such as receipt of consents and approvals of the Limited Partners and any other consents required under the Partnership’s organizational documents or by law, and no pending or threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Purchase and Sale Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser. Failure of the Sale to occur could cause a perception in the market that the Property is worth less than the price in the Purchase and Sale Contract with respect to the Property.
     Time Frame Regarding Sale of the Property. We consider whether a property should be sold or otherwise disposed of after consideration of the relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for the Partnership. At the current time, we believe that the Sale of the Property would be advantageous given market conditions, the condition of the Property and tax considerations. In particular, we considered the changes in the local rental market, the potential for appreciation in the value of the Property and the tax consequences to the Limited Partners relating to the Sale of the Property. However, we cannot predict or guarantee that now is the most advantageous time to sell the Property.
     We and Our Affiliates Will Receive Certain Benefits from the Sale of the Property That Other Partners Will Not Receive and Have Certain Conflicts of Interest. As of April 30, 2007, we and our affiliates hold approximately $2,317,856 of partnership indebtedness (including loans, accrued fees and accrued interest) which will be repaid from the Sale proceeds. In addition, because a general partner generally also is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient, a sale of property reduces the general partner’s liability for existing and future partnership debt and liabilities. Furthermore, affiliates of Apartment Investment and Management Company (“Aimco”) control the General Partner and own approximately 26.57% of the outstanding limited partnership units of the Partnership (a total of 4,558.5 limited partnership units, of which 4,551.9 are Contributing Limited Partnership Units), as of May 29, 2007. This results in affiliates of Aimco owning 27.31% of the total outstanding partnership interests in the Partnership, including the general partnership interest, as of May 29, 2007. Although we owe fiduciary duties to the Limited Partners of the Partnership, we also owe fiduciary duties to Aimco, which owns all of the stock of AIMCO/IPT, Inc., our sole stockholder. As a result, our duties as General Partner to the Partnership and its Limited Partners may come into conflict with our duties to Aimco. The general partner of Pelham Place, L.P., the direct owner of the Property in which the Partnership is the sole limited partner, is wholly owned by an affiliate of Aimco, and will receive a distribution from the net Sale proceeds in accordance with the terms of Pelham Place L.P.’s limited partnership agreement. See “Estimated Distribution to Limited Partners.” Finally, our affiliates have varying ownership interests in each of the ten other properties to be sold pursuant to the Purchase and Sale Contract. Four of the eleven properties being sold pursuant to the Purchase and Sale Contract are wholly owned by our affiliates. The other six properties (not including the Property) are owned by partnerships in which our affiliates own between 18.07% and 80.36% of the total outstanding partnership interests.
     We Have Not Obtained any Recent Appraisals of the Property. In the absence of an appraisal, we could be mistaken in believing that the purchase price for the Property under the Purchase and Sale Contract is a fair price. However, the offer from the Purchaser was the highest of the eight offers we received.
     The Purchase Price for the Property Might Have Been Higher if it Was Not sold as Part of a Portfolio Sale. The purchase price for the Property was determined by the Purchaser by allocating a portion of the aggregate purchase price for the sale of the Property and the Related Properties under the Purchase and Sale Contract. It is possible that the Purchaser or another third party might have been willing to pay more for the Property if it was sold by itself.
     Events or Circumstances Relating to the Related Property Sales May Interfere With the Sale of the Property. The Sale of the Property may not occur if there is a default or failure to satisfy a condition relating to one of the Related Properties. Pursuant to the Purchase and Sale Contract, if a Related Seller fails to satisfy a condition to closing, and the Purchaser terminates the Purchase and Sale Contract with respect to that Related Property, the Sellers have the option to require the Purchaser to either terminate the Purchase and Sale Contract in its entirety or purchase all of the properties.
DESCRIPTION OF THE TRANSACTION
General
     Under the Purchase and Sale Contract, the Partnership (through its sole limited partnership interest in Pelham Place, L.P., the owner of the Property) and the nine Related Sellers agreed, in an arm’s length negotiation, to sell the Property and the Related Properties for an aggregate purchase price of $106,100,000 (subject to customary prorations and adjustments), of which $10,350,000 has been allocated to the Property. For purposes of allocating the aggregate purchase price being paid by the Purchaser among the Property and the ten Related Properties, we are relying on the Purchaser’s allocations, which neither we nor our affiliates have influenced and which we believe to reflect relative fair market values.
     Upon completion of the Sale, we will pay, or establish appropriate reserves for, all known Partnership liabilities and other obligations, and distribute the remaining net Sale proceeds to partners in accordance with the terms of the Partnership Agreement. Although the actual distribution to Limited Partners may vary, we currently estimate that it will be approximately $170 per Contributing Limited Partnership Unit and approximately $148 per Non-Contributing Limited Partnership Unit, based on information available as of April 30, 2007. These amounts are estimates, and, as explained below, are based on a number of assumptions and variables that are beyond the control of the General Partner. See “Estimated Distribution to Limited Partners.” We expect that the distribution of the remaining net Sale proceeds to Limited Partners will be made within 90 days after the completion of the Sale of the Property. If the Sale of the Property is approved, the closing of the Sale is scheduled to occur on June 29, 2007.

The Property
     The Partnership (through its interest as sole limited partner of Pelham Place, L.P.) has owned the Property, a 271-unit apartment complex located in Greenville, South Carolina, since January 1985. The Property is the last remaining property owned by the Partnership. There is a first mortgage on the Property with an unpaid balance of approximately $4,350,000 (as of April 30, 2007). There is an exit fee payable upon the maturity date or prepayment in full in the amount of 1% of the original principal amount of $5,500,000 (or $55,000). The Partnership has other indebtedness of approximately $2,450,569, including $2,317,856 of indebtedness owed to us and out affiliates for advances and interest thereon. The debt encumbering the Property and the Partnership’s other indebtedness (including the indebtedness owed to us and our affiliates) will be repaid in full at the closing of the Sale from the Gross Sales Price.
The Purchaser
     If the Sale is approved, the Purchaser will be Northview Realty Group, Inc., a Canadian corporation. The Purchaser is not affiliated with us, the Partnership or the Related Sellers. The Purchaser may assign its rights to acquire the Property and/or Related Properties to (i) its affiliates, or (ii) if the transaction will be used for purposes of a “1031 exchange” under the Internal Revenue Code of 1986, as amended, to a deferred exchange qualified intermediary or an exchange accommodation titleholder. The Purchaser and its affiliates are in the business of operating residential rental housing. Affiliates of the Purchaser have acquired other properties from our affiliates in the past. The Purchaser has informed us that it or its affiliates plan to operate the Property following the Sale.
ESTIMATED DISTRIBUTION TO LIMITED PARTNERS
     If the Sale of the Property is completed, the Partnership will dissolve and we will wind up the affairs of the Partnership. After paying, or establishing reserves for, all known Partnership liabilities and other obligations, we will distribute the remaining net Sale proceeds to partners. We estimate that the net proceeds from the Sale that will be available for distribution to the Limited Partners will be approximately $170 per Contributing Limited Partnership Unit and approximately $148 per Non-Contributing Limited Partnership Unit. We expect that this distribution to Limited Partners will occur within 90 days after the Sale of the Property. However, the amount and timing of the distribution is estimated based on a number of assumptions and variables that are beyond the control of the General Partner. In making our estimate, we used information available as of April 30, 2007, and made other assumptions based on information currently known to us.
     We estimate that we will use the Gross Sales Price from the Sale of the Property as follows (subject, however, to such reductions in the Gross Sales Price and reallocations in the proceeds as determined by us, in our reasonable discretion, to address objections, if any, made by the Purchaser to the condition of the Property):

Estimated Distribution to Limited Partners
(Based on Information as of April 30, 2007)

Gross Sales Price	$10,350,000
Plus: Cash and cash equivalents	123,446
Plus: Other Partnership assets	215,124
Less: Mortgage debt, including accrued interest	(4,350,000)
Less: Mortgage debt exit fee*	(55,000)
Less: Loans from General Partner and/or affiliates	(1,978,778)
Less: Accounts payable, accrued expenses and other liabilities**	(471,791)
Less: Reserves for contingencies	(299,000)
Less: Estimated closing costs	(348,795)
Less: Estimated withholding taxes	(323,176)
Less: Distribution to general partner of Pelham Place, L.P.***	(885)

TOTAL	$2,861,145

Net proceeds available for distribution to all partners	$2,861,145
Percentage of net proceeds allocable to Contributing Limited Partners	87.37%

Net proceeds available for distribution to Contributing Limited Partners	$2,499,782
Total number of Contributing Limited Partnership Units	14,710

Distribution per Contributing Limited Partnership Unit	$170

Net proceeds available for distribution to all partners	$2,861,145
Percentage of net proceeds allocable to Non-Contributing Limited Partners	12.63%

Net proceeds available for distribution to Non-Contributing Limited Partners	$361,363
Total number of Non-Contributing Limited Partnership Units	2,445.93

Distribution per Non-Contributing Limited Partnership Unit	$148

*	The lender may waive this fee

**	$339,078 of this amount is payable to an affiliate of the General Partner.

***	This distribution is payable to GP Services IV, Inc., the general partner of Pelham Place, L.P. (the direct owner of the Property) and an affiliate of the General Partner, in accordance with the terms of the limited partnership agreement for Pelham Place, L.P.
     These estimates assume that the closing occurred on April 30, 2007 and are based on information known to us at this time. These figures will be adjusted based on the fact that the closing will occur after April 30, 2007. Many factors could cause the actual use of proceeds to vary from this estimate, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.
     In 1987, the original general partners of the Partnership, on behalf of the Partnership, filed a voluntary petition under Chapter 11 of the federal Bankruptcy Code in the Bankruptcy Court for the Central District of California. The bankruptcy court confirmed the Partnership’s reorganization plan (the “Plan of Reorganization”) in 1988. In accordance with the Plan of Reorganization, certain Limited Partners (i.e., the Contributing Limited Partners) made additional capital contributions to the Partnership. The Plan of Reorganization amends the Partnership Agreement in certain respects, including with respect to the allocation of cash distributions of net proceeds from the sale of Partnership properties as between the Contributing Limited Partners and the Non-Contributing Limited Partners. Please refer to the periodic reports filed by the Partnership with the SEC, including the notes to financial statements included with the Partnership’s annual reports on Form 10-KSB, for additional information on the Plan of Reorganization and the allocation of cash distributions to Limited Partners from the sale of Partnership properties. See “Where You Can Find More Information” for instructions on how to obtain copies of the Partnership’s periodic reports.

APPRAISAL RIGHTS
          Limited Partners of the Partnership are not entitled to dissenters’ appraisal rights under California law or the Partnership Agreement in connection with the Sale.
REGULATORY APPROVALS
          Other than the filing and distribution of this Solicitation Statement, no regulatory approvals are required for the Sale.
ACCOUNTING TREATMENT
          The Partnership will account for the Sale of the Property as a sale for accounting purposes.
GENERAL PARTNER’S ANALYSIS
          We recommend that the Limited Partners consent to the Sale of the Property. We believe that the Sale is in the best interests of the Partnership and its Limited Partners, and have approved the Purchase and Sale Contract.
Discussion of Alternatives
          In approving the Sale, we considered both the continued ownership and operation of the Property by the Partnership, and marketing the Property for sale to potential purchasers other than the Purchaser.
          Continued Ownership and Operation of the Property. Certain advantages could result from the Partnership’s continued ownership and operation of the Property. If rental market conditions improve or the Property’s operating performance improves, the Partnership may be able to make distributions to Limited Partners in the future. It is possible that the private resale market for properties could improve over time, making a sale of the Property at some point in the future a more attractive option than it is currently. The Partnership’s continued ownership and operation of the Property would allow you to participate in the net income of the Partnership (if any) and receive any net proceeds from a future sale of the Property. However, the Partnership has not made any distributions to Limited Partners since 2002, and we do not expect the Partnership to make distributions in the foreseeable future. In addition, there can be no assurance as to future operating results or as to the results of any future attempts to sell the Property. The primary disadvantage of continuing to operate the Property is that you would have limited liquidity with respect to your limited partnership units, for which there is no established trading market. Although certain persons (including affiliates of ours) have, in the past, made offers to purchase units of limited partnership interest, no assurance can be given that any such offer would be made in the future or, if made, at what price.
          Marketing the Property to Other Potential Purchasers. We marketed the Property to parties known by us to be interested in properties of the same type as the Property, and we received solicited and unsolicited offers from eight potentially interested purchasers. The Partnership evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchasers and ability of the prospective purchasers to close. The Partnership chose to accept the offer from the Purchaser described in this Solicitation Statement based on these criteria.
Reasons for Sale
          The General Partner believes the Sale is in the best interests of the Limited Partners, that the consideration to be received for the Sale of the Property is fair, and has approved the Purchase and Sale Contract. In arriving at such conclusions, the General Partner considered the risk factors described in the section labeled “Risk Factors” above, as well as a number of other factors, including the factors and information set forth in the section labeled “Discussion of Alternatives” above and the factors discussed below. The General Partner did not quantify or otherwise attach particular weight to any such factors or information.

          Factors Considered by General Partner.
•	There is no established trading market for the limited partnership units and the Sale would provide immediate liquidity for Limited Partners;

•	Commencing with the tax year following the tax year in which the termination, dissolution and winding-up of the Partnership have been completed, the Limited Partners will no longer need to include in their federal and state income tax returns the various items of income, loss, deduction and credit as previously reported on Schedule K-1’s delivered by the Partnership;

•	The tax benefits of continued investment in the Property have been substantially reduced or eliminated for most Limited Partners due principally to declining depreciation deductions from the Property;

•	The Property was completed in 1980, and given its age, probably will require substantial capital expenditures in the future for which existing reserves may not be adequate;

•	The Partnership has not made any distributions to you since 2002, and we do not expect the Partnership to make distributions in the near future;

•	In the report of the Partnership’s independent accountants with respect to its audit of the Partnership’s financial statements for the fiscal year ended December 31, 2006, the Partnership’s accountants expressed substantial doubt about the Partnership’s ability to continue as a going concern.

•	The Sale requires the approval of Limited Partners owning more than 50% of the outstanding units of limited partnership interest;

•	The aggregate purchase price to be paid by the Purchaser is higher than any of the other offers we and our affiliates received for the Property and the Related Properties;

•	The estimated distribution of net Sale proceeds to Limited Partners ($170 per Contributing Limited Partnership Unit and $148 per Non-Contributing Limited Partnership Unit) exceeds the net book value per limited partnership unit as of March 31, 2007, which is a deficit;

•	Market conditions are currently favorable for selling properties of this type; and

•	It may be difficult to find a buyer at a future date or to sell the Property at as favorable a price in the future.
          In addition to the foregoing factors, the General Partner considered the risk factors described above under the heading “Risk Factors” as countervailing factors.
CERTAIN INTERESTED PARTIES
          As of April 30, 2007, we and our affiliates hold approximately $2,317,856 of partnership indebtedness (including loans, accrued fees and accrued interest) which will be repaid from the Sale proceeds. In addition, because a general partner generally also is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient, a sale of property reduces the general partner’s liability for existing and future partnership debt and liabilities. Furthermore, affiliates of Aimco control the General Partner and own approximately 26.57% of the outstanding limited partnership units of the Partnership (a total of 4,558.5 limited partnership units, of which 4,551.9 are Contributing Limited Partnership Units), as of May 29, 2007. This results in affiliates of Aimco owning 27.31% of the total outstanding partnership interests in the Partnership, including the general partnership interest, as of May 29, 2007. Although we owe fiduciary duties to the Limited Partners of the Partnership, we also owe fiduciary duties to Aimco, which owns all of the stock of AIMCO/IPT, Inc., our sole stockholder. As a result, our duties as General Partner to the Partnership and its Limited Partners may come into conflict with our duties to Aimco. The general partner of Pelham Place, L.P., the direct owner of the Property in which the Partnership is the sole limited partner, is wholly owned by an affiliate of Aimco, and will receive a distribution from the net Sale proceeds in accordance with the terms of Pelham Place L.P.’s limited partnership agreement. See “Estimated

Distribution to Limited Partners.” Finally, our affiliates have varying ownership interests in each of the ten other properties to be sold pursuant to the Purchase and Sale Contract. Four of the eleven properties being sold pursuant to the Purchase and Sale Contract are wholly owned by our affiliates. The other six properties (not including the Property) are owned by partnerships in which our affiliates own between 18.07% and 80.36% of the total outstanding partnership interests.
THE CONSENT SOLICITATION
Approval of Sale; Consents Required
          We are soliciting consents from Limited Partners to approve the Sale of the Property pursuant to the Purchase and Sale Contract. Your consent to the Sale will also be deemed to authorize us, in our discretion, to reduce the Gross Sales Price for the Property by up to 10% and make any other amendments to the Purchase and Sale Contract which, in our opinion, are necessary, appropriate or desirable in connection with the sale of the Property and that do not materially and adversely affect the Partnership.
          Consents Required for Sale. Section 14.1(e) of the Partnership’s Partnership Agreement provides that the sale of all or substantially all of the properties acquired by the Partnership must be approved by Limited Partners owning more than 50% of the outstanding units of limited partnership interest. As of May 29, 2007, the Partnership had approximately 1,005 Limited Partners who collectively owned 17,155.93 limited partnership units (14,710 of which are Contributing Limited Partnership Units and 2,445.93 of which are Non-Contributing Limited Partnership Units). Contributing Limited Partnership Units and Non-Contributing Limited Partnership Units are treated the same for voting purposes. Each limited partnership unit represents approximately .00583% of the outstanding limited partnership units. As of May 29, 2007, AIMCO Properties, L.P., an affiliate of ours, owned 4,558.5 limited partnership units (4,551.9 of which are Contributing Limited Partnership Units), which represents approximately 26.57% of the total outstanding limited partnership units. AIMCO Properties, L.P. will consent to the Sale. As a result, the consent of the Limited Partners owning an additional 4,021.18 limited partnership units, or approximately 23.44% of the limited partnership units outstanding, will be required to obtain the requisite approval for the Sale.
          Record Date. The Partnership has fixed May 29, 2007 as the Record Date for determining the Limited Partners entitled to notice of and consent to the Sale. Only Limited Partners of record on the Record Date may execute and deliver a Consent Form.
          Solicitation of Consents. This solicitation is being made by CRPTEX, Inc., the General Partner of the Partnership, on behalf of the Partnership. We have retained The Altman Group, Inc. to act as its Solicitation Agent in connection with this consent solicitation. The Partnership will pay the Solicitation Agent reasonable and customary compensation for its services in connection with the consent solicitation, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Consents may be solicited by mail, telephone, e-mail and in person. Solicitations may be made by our representatives, none of whom will receive additional compensation for such solicitations. The cost of preparing, assembling, printing and mailing this Solicitation Statement and the enclosed Consent Form will be borne by the Partnership.
          Solicitation Period. The solicitation period will commence upon our mailing of this Solicitation Statement and end on the Expiration Date, or such later date as we may indicate by a future written notice of extension of the solicitation period.
          Consent Procedures
          Limited Partners who desire to consent to the Sale should do so by marking the appropriate box on the included Consent Form and by signing, dating and delivering the Consent Form to the Solicitation Agent by hand, mail, overnight courier or facsimile at the address or facsimile number set forth on the last page of the Consent Form, all in accordance with the instructions contained in this Solicitation Statement and the Consent Form.
          All Consent Forms that are properly completed, signed and delivered to the Solicitation Agent and not properly revoked (See “Revocation of Instructions” below) prior to the Expiration Date, will be given effect in accordance with the specifications thereof. IF A CONSENT FORM IS DELIVERED AND NEITHER THE “CONSENTS” NOR THE “WITHHOLDS CONSENT” BOX IS MARKED, BUT THE CONSENT FORM IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE CONSENTED TO THE SALE.
          Consent Forms must be executed in exactly the same manner as the name(s) in which ownership of the limited partnership units is registered. If the limited partnership units to which a Consent Form relates are held by two or more joint holders, all such holders should sign the Consent Form. If a Consent Form is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and submit with the Consent Form evidence satisfactory to the Partnership of authority to execute the Consent Form.
          The execution and delivery of a Consent Form will not affect a Limited Partner’s right to sell or transfer the limited partnership units. All Consent Forms received by the Solicitation Agent (and not properly revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of such limited partnership units subsequent to the Record Date, unless the Limited Partner revokes such Consent Form prior to 5:00 p.m., New York City time, on the Expiration Date by following the procedures set forth under “Revocation of Instructions” below.
          All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by us in our sole discretion, which determination will be conclusive and binding. The Partnership reserves the right to reject any or all Consent Forms that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consent Forms. Unless waived, all such defects or irregularities in connection with the deliveries of Consent Forms must be cured within such time as we determine. Neither we nor any of our affiliates or any other persons shall be under any duty to give any notification of any such defects, irregularities or waivers, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consent Forms will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The interpretations of the terms and conditions of this solicitation by us shall be conclusive and binding.
          Revocation of Instructions. Any Limited Partner who has delivered a Consent Form to the Solicitation Agent may revoke the instructions set forth in such Consent Form by delivering to the Solicitation Agent a written notice of revocation prior to 5:00 p.m., New York City time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent Form must (i) contain the name of the person who delivered the Consent Form, (ii) be in the form of a subsequent Consent Form marked either as “CONSENTS” or “WITHHOLDS CONSENT,” as the case may be, or in a writing delivered to us stating that the prior Consent Form is revoked, (iii) be signed by the Limited Partner in the same manner as the original signature on the Consent Form, and (iv) be received by the Solicitation Agent prior to 5:00 p.m., New York City time, on the Expiration Date at the address or facsimile number set forth on the Consent Form. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or facsimile number or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent Form previously given. A revocation of the instructions set forth in a Consent Form can only be accomplished in accordance with the foregoing procedures. NO LIMITED PARTNER MAY REVOKE THE INSTRUCTIONS SET FORTH IN A CONSENT FORM AFTER 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          As of the date of this Solicitation Statement, none of our directors or officers own any limited partnership units. The following table sets forth certain information regarding limited partnership units of the Partnership owned by each person or entity who is known by the Partnership to own beneficially more than 5% of the limited partnership units as of May 29, 2007:

Name and Address	Number of Limited Partnership
of Beneficial Owner	Units	Percent of Class
AIMCO Properties, L.P.
4582 S. Ulster St. Parkway, Suite 1100	4,558.5	26.57%
Denver, CO 80237

Total:	4,558.5	26.57%
AIMCO Properties, L.P. is indirectly ultimately owned by Aimco.
PURCHASE AND SALE CONTRACT
          The Sellers entered into the Purchase and Sale Contract with the Purchaser on May 23, 2007. Under the terms and subject to the conditions of the Purchase and Sale Contract, the Purchaser has agreed to purchase the Property and the Related Properties. Each Seller is responsible and liable only for its own property and its own representations, warranties, obligations, and covenants under the Purchase and Sale Contract. The following is a summary of the material terms and provisions of the Purchase and Sale Contract.
Purchase Price and Deposit
          The aggregate purchase price for the Sale of the Property and the Related Property Sales is $106,100,000. The portion of the aggregate purchase price that has been allocated to the Property is $10,350,000. The purchase price for the Property is payable as follows: (i) the Property’s pro rata allocation of the $1,000,000 initial deposit (the “Initial Deposit”) made upon execution of the Purchase and Sale contract (such pro rata allocation is approximately $97,550), to be held in escrow until the closing, (ii) the Property’s pro rata allocation of an additional $1,000,000 deposit (the “Additional Deposit”) to be made on June 5, 2007, the date the Feasibility Period (discussed below) expires, (such pro rata allocation is approximately $97,550) to be held in escrow until the closing, and (iii) the balance of the purchase price in cash at the closing. The Property and each Related Property has been allocated a portion of the Initial Deposit and the Additional Deposit based upon the ratio that such property’s respective purchase price bears to the aggregate $106,100,000 purchase price for all eleven properties.
          With respect to each of the Property and the Related Properties, all normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, will be prorated as of the closing date, with the applicable Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the closing date (and credited for any amounts paid by the applicable Seller attributable to the period on or after the closing date, if assumed by the Purchaser), and the Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the closing date. All prorations will be done on a property-by-property basis.
          One-half of the Initial Deposit is non-refundable from the date of execution of the Purchase and Sale Contract, unless the Purchaser exercises its right to terminate the Purchase and Sale Contract with respect to all of the properties prior to the expiration of the Feasibility Period for certain material items defined in the Purchase and Sale Contract, in which case the non-refundable portion of the Initial Deposit will be returned to the Purchaser (subject to the return by the Purchaser of due diligence materials provided by the Sellers, including the Partnership). After the expiration of the Feasibility Period, the Initial Deposit and the Additional Deposit are non-refundable, subject to certain circumstances under which the Agreement provides that the aggregate deposit, or a portion thereof, is to be returned to the Purchaser (subject to the return by the Purchaser of due diligence materials provided by the Sellers, including the Partnership).
          Four of the eleven properties being sold under the Purchase and Sale Contract are wholly owned by our affiliates. The other seven properties (including the Property) are owned by partnerships in which our affiliates own less than 100% of the outstanding limited partnership interests. For purposes of allocating the aggregate purchase price being paid by the Purchaser among the Property and the ten Related Properties, we are relying on the Purchaser’s allocations, which neither we nor our affiliates have influenced and which we believe to reflect relative fair market values. The Property and each of the Related Properties, its owner, our affiliates’ percentage ownership interest in the owner, and its allocated portion of the aggregate purchase price is summarized in the table below:

		Total Percentage	Allocated Portion of
		Ownership by the	Aggregate
		General Partners and	Purchase
Property	Owner	its Affiliates	Price
Essex Park	Shelter Properties III Limited Partnership	66.49%	$11,900,000

Willowick	Shelter Properties III Limited Partnership	66.49%	$6,800,000

Lakeside	Davidson Income Real Estate, L.P.	50.58%	$9,300,000

Lakewood at Pelham	McCombs Realty Partners (1)	27.31%	$10,350,000

Quail Hollow	Shelter Properties I Limited Partnership	80.36%	$12,150,000

Riverwinds at St. Andrews	Long Creek-Oxford Associates Limited Partnership	53.60%	$7,550,000

West Winds	Treeslope Apartments, a Limited Partnership	18.07%	$5,850,000

Hunt Club	Spartanburg-Oxford Limited Partnership	100.00%	$8,350,000

North Slope	Greenville-Oxford Associates Limited Partnership	100.00%	$5,750,000

Plum Creek	Windridge-Oxford Associates Limited Partnership	100.00%	$15,600,000

Runaway Bay	Monroe-Oxford Associates Limited Partnership	100.00%	$12,500,000

(1)	The Partnership owns Lakewood at Pelham through its interest as sole limited partner of Pelham Lake, L.P.
The Purchased Assets
          Each of the Sellers has agreed to sell all of its interest in and to the Property and the Related Properties, including the land parcel; all buildings and improvements located thereon; all rights of the applicable Seller in and to all easements, rights, privileges, and appurtenances belonging or in any way appertaining to the land and improvements; contracts, agreements, equipment leases, purchase orders, maintenance, service, or utility contracts which relate to the ownership, maintenance, construction or repair and/or operation of the property; all rights of the applicable Seller in and to all leases, subleases and other occupancy contracts; certain governmental licenses and permits; the right of the applicable Seller in and to certain fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property located on the property; and certain contract rights, leases, concessions, warranties, plans, drawings and other items of intangible personal property relating to the ownership or operation of the property and owned by the applicable Seller.

Loan Obligations
          At the closing, each Seller will use a portion of the purchase price for its property to pay off all loan obligations encumbering its property.
Feasibility Period
          During the period from the date of the execution of the Agreement to and including June 5, 2007 (the “Feasibility Period”), the Purchaser and its consultants have the right to enter the Property and the Related Properties to, among other things, conduct customary studies, tests, examinations, inquiries and inspections or investigations concerning the Property and the Related Properties; to confirm the suitability of the Property and the Related Properties for Purchaser’s intended use and any other matters Purchaser wishes to confirm; and to review documents and records related to the Property and the Related Properties. The Purchaser has indemnified the Sellers from and against any and all claims, damages, costs and liabilities arising from or related to Purchaser’s or its consultants’ entry onto the Property and Related Properties and their inspections and investigations.
          If the results of such inspections and investigations are unsatisfactory to the Purchaser for any reason, the Purchaser has the right to terminate the Agreement in its entirety with respect to all (but not less than all) of the properties, including the Property, on or before the date the Feasibility Period expires and receive the refundable portion ($500,000) of the Initial Deposit (approximately $48,775 of which is allocable to the Property) back from the escrow agent, provided that if the Purchaser elects to terminate the Purchase and Sale Contract for a material item as defined in the Purchase and Sale Contract, the escrow agent will also return the non-refundable portion of the Initial Deposit to the Purchaser (in each case, subject to the Purchaser’s obligation to return due diligence materials received from Sellers, including the Partnership). If Buyer does not elect to terminate the Agreement on or before the date the Feasibility Period expires, Buyer is obligated to make the Additional Deposit of $1,000,000 (approximately $97,550 of which is allocable to the Property) to be held in escrow pending the closing.
Pre-Closing Deliveries and Obligations.
          The Agreement requires the Sellers to deliver certain documents to the Purchaser within certain deadlines after the effective date, including, with respect to the Property , (i) all documents relating to the Property (including a rent roll with all pertinent information relating to the tenants and leases), (ii) a standard form commitment for title insurance for the Property in an amount equal to the purchase price for an owner’s title insurance policy on the most recent ALTA form and (iii) a survey of the Property. The Sellers are only responsible for payment of the basic premium for the title policy. The Purchaser is responsible for any costs in excess of the basic premium, and for the cost of a current survey or any update to the survey.
          By not later than May 25, 2007, the Purchaser has the right to give written notice to each Seller of any objection the Purchaser has to any matter identified in the title documents or survey. If the Purchaser fails to timely object, the Purchaser is deemed to have waived all such objections. If the Purchaser timely objects and the Partnership (or other Seller) fails to respond or elects not to cure the underlying basis for the objection, the Purchaser has the option of either going forward with the Agreement, without any reduction in the purchase price, or terminating the Agreement in its entirety with respect to all of the properties, including the Property. If the Purchaser elects to terminate the Agreement, it is entitled to the return of the refundable portion ($500,000) of the Initial Deposit of $1,000,000 (approximately $48,775 of which is allocable to the Property), or, if the objection is to material item (as defined in the Purchase and Sale Contract), the Purchaser is entitled to the return of the entire Initial Deposit of $1,000,000 (approximately $97,550 of which is allocable to the Property), in each case subject to its return of the due diligence materials received from the Sellers, including the Partnership.
          On or before the expiration of the Feasibility Period, the Purchaser has the right to deliver written notice to the Sellers, including the Partnership, identifying any contract relating to the ownership, maintenance, construction, repair or operation of the properties, including the Property, that the Purchaser wishes to have terminated. If any such contract cannot, by its terms, be terminated, the Purchaser shall assume such contract; if a contract can be terminated but the termination cannot be effective on or prior to the closing, the Purchaser will be deemed to have temporarily assumed such contract. Any contract not identified by the Purchaser in such notice shall be assumed by the Purchaser. The Purchaser is responsible for any penalties or fees associated with the termination of any contracts it wishes to have terminated. If the Purchaser does not timely deliver a notice identifying the contracts it wishes to have terminated, the Purchaser is deemed to have assumed all contracts. The Purchaser is responsible for obtaining any necessary consents with respect to any contracts it assumes, and has indemnified the Sellers and their affiliates, including the Partnership, from and against any and all claims, damages, costs and liabilities arising from or related to the Purchaser’s failure to obtain any such consent.
Closing
          The Sale of the Property and the Related Properties is scheduled to occur on June 29, 2007. Any Seller has the option, by delivering written notice to the Purchaser, of extending the closing to a date in July 2007 in the event such extension is desirable in connection with the payoff of any loan secured by a property. Further, any Seller may extend the closing (i) for up to 90 days to satisfy any condition to closing, or (ii) such later date as is mutually acceptable to the Sellers and the Purchaser. Any extension of the closing will apply to all properties to be sold under the Purchase and Sale Contract, including the Property.
Post-Closing Adjustments
          Unless otherwise provided in the Purchase and Sale Contract, each Seller, including the Partnership, is entitled to receive all income, and is liable for all expenses, relating to the operation of its respective property for the period prior to the closing date, and the Purchaser is entitled to receive all income, and is liable for all expenses, for the period commencing on the closing date for all properties. Any Seller, including the Partnership, or the Purchaser, may request an adjustment of any pro rated item, provided that no party has any obligation to make any adjustment after the expiration of 60 days after the closing, and unless the adjustment exceeds $5,000 (individually or in the aggregate) with respect to any property.
Representations and Warranties
          The Purchase and Sale Contract contains certain customary representations and warranties by each Seller. These representations and warranties include, without limitation, representations and warranties regarding existence and qualification; authority; non-contravention of existing contracts; validity and enforceability of the Agreement; possessory interest in the applicable property; “non-foreign person” status; litigation; governmental violations; material defaults under property contracts; and accuracy of each property’s rent roll. Each Seller’s representations and warranties survive for a period of six months after the closing. The liability of each Seller for any breach of a representation or warranty by such Seller is capped at 1.59% of the purchase price allocable to such Seller’s property (approximately $164,565 with respect to the Property).
          The Purchase and Sale Contract also contains certain customary representations and warranties by the Purchaser.
Covenants
          Each Seller has agreed that from the effective date through the closing of the transactions under the Purchase and Sale Contract, it will continue to operate its respective property in the ordinary course of business. Each Seller has also agreed to certain additional covenants which may affect the operation of the Partnership prior to closing, including: restrictions on entering into new property contracts and leases, a commitment to provide the Purchaser with an updated rent roll at the closing, restrictions on making material alterations to the properties (including the Property) or removing any material fixtures or tangible personal property, and restrictions on the creation of liens and encumbrances.
Conditions to the Parties’ Obligations to Close
Sellers’ Conditions to Closing
          Each Seller’s obligation to complete the sale of its respective property (including the Property) is subject to certain customary conditions. Such conditions include, among other things, the following:

•	Each Seller shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Purchase and Sale Contract, including, without limitation, (i) from such Seller’s unaffiliated partners, members, managers, shareholders or directors to the extent required by such Seller’s (or such Seller’s affiliates’) organizational documents, and (ii) as required by law; and

•	There shall not be any pending litigation, or to the knowledge of the Purchaser or each Seller, any threatened litigation, which, if determined adversely, would restrain the consummation of the transactions contemplated by the Purchase and Sale Contract or declare any covenants of the Purchaser to be illegal, void or nonbinding.
     If the conditions to closing fail with respect to a particular property, then the applicable Seller of such property may elect to either waive such condition or terminate the Purchase and Sale Contract as to its property only or in its entirety with respect to all properties. If a Seller elects to terminate the Purchase and Sale Contract as to its property only, the other Sellers may elect to either terminate the Purchase and Sale Contract or proceed to close the remaining properties. In such instance, the deposit may or may not be returned to the Purchaser, depending on the circumstances surrounding the failure of the specific condition.
Purchaser’s Conditions to Closing
     The Purchaser’s obligation to complete the sale of all properties, including the Property, also is subject to certain customary conditions. If such conditions fail with respect to a particular property, then, subject to the terms of the Agreement, the Purchaser has the option of either waiving such condition or terminating the Agreement in its entirety with respect to the property for which the condition failed and receiving the refundable portion of the Initial Deposit allocable to such property (and, if the failure of the condition is caused by a default by a Seller, the non-refundable portion of the Initial Deposit allocable to such property) along with the portion of the Additional Deposit allocable to such property, subject to the Purchaser’s obligation to return due diligence materials provided to the Purchaser with respect to such property. If the Purchaser elects to terminate with respect to a property, the Sellers may elect to require the Purchaser to either purchase all of the properties or terminate the Purchase and Sale Contract with respect to all of the properties.
Default
     If the Purchaser defaults in its obligations under the Purchase and Sale Contract and does not cure the same within the cure period, if any, provided therein, then the Purchase and Sale Contract will be automatically terminated and the Purchaser will forfeit the Initial Deposit and the Additional Deposit, and each Seller will retain its pro rata share thereof. Each Seller, including the Partnership, has waived the remedies of specific performance and additional damages from the Purchaser (other than with respect to certain indemnification obligations on the part of the Purchaser as set forth in the Agreement).
     If a Seller defaults in its obligations under the Purchase and Sale Contract and does not cure the same within the cure period, if any, provided therein, then the Purchaser may either seek specific performance of such Seller’s obligations under the Purchase and Sale Contract (but not damages), or terminate the Purchase and Sale Contract with respect to the property owned by the defaulting Seller. If the Purchaser elects to terminate with respect to a property, the Sellers may elect to require the Purchaser to either purchase all of the properties or terminate the Purchase and Sale Contract with respect to all of the properties. If the Purchase and Sale Contract is terminated with respect to some or all of the properties as a result of a default by a Seller or Sellers, the Purchaser will receive the portion of the Initial Deposit and the Additional Deposit allocable to the terminated property or properties, subject to the Purchaser’s obligation to return due diligence materials provided to Purchaser with respect to such property or properties. Additionally, if Buyer elects to terminate the Agreement, Buyer may recover (as its sole recoverable damages) direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with the properties for which the Agreement has been terminated, not to exceed $20,000 per terminated property.

Certain other Termination Rights
     The Purchaser has the right to terminate the Purchase and Sale Contract with respect to an affected property or properties upon major property damage to any of the properties (cost of repairs exceed $250,000) or condemnation of a material portion of any of the properties. In such instance, the Initial Deposit and the Additional Deposit are to be returned to the Purchaser, subject to the Purchaser’s obligation to return due diligence materials provided to the Purchaser. In the event the Purchaser elects not to terminate the Purchase and Sale Contract, Purchaser will receive all insurance proceeds pertaining to any such damage (or the proceeds of any condemnation award) and a credit against the purchase price allocable to the damaged property in the amount of any deductible payable by the applicable Seller in connection therewith.
Expenses and Closing Costs
     The Purchaser is responsible for paying any sales, use, gross receipts or similar taxes, the cost of recording any instruments necessary to discharge any liens against the properties, including the Property, any premiums or fees required to be paid by the Purchaser for the title policy as described above, and one-half of the customary closing costs of the escrow agent. Each Seller, including the Partnership, will pay deed transfer taxes, the base premium for the title policy with respect to its respective property, and its pro rata portion of the other one-half of the closing costs of the escrow agent.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     IRS CIRCULAR 230 NOTICE. TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, WE INFORM YOU THAT ANY U.S. FEDERAL TAX ADVICE CONTAINED IN THIS COMMUNICATION (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE ADVICE CONTAINED IN THIS COMMUNICATION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTER ADDRESSED BY THE ADVICE. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     The federal, state and local tax consequences to you of a sale of the Property may be significant and adverse. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences to a Limited Partner that should be considered in connection with the Sale of the Property; however the tax consequences to you could be materially different for a variety of reasons, including, but not limited to, your personal tax position. This discussion does not contain a discussion of all tax consequences that may result to you personally as a result of this proposed Sale. The discussion is based on current United States federal tax law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the Sale. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES. EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE OF THE PROPERTY.
     No ruling will be requested from the Internal Revenue Service on any of the federal tax matters discussed herein. The federal income tax consequences to the Limited Partners from the Sale cannot be predicted with absolute certainty. We cannot assure that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.
     The following discussion assumes that the Partnership will recognize taxable gain on the Sale of the Property. The following discussion also assumes that the Partnership is characterized as a partnership for federal income tax purposes. If the Partnership is treated for federal income tax purposes as an association, any cash available for distribution after the Sale would be reduced substantially and the tax consequences would be materially different than described below.
     Tax Consequences if the Property is Sold. The Partnership will recognize taxable gain from the Sale of the Property in an amount equal to the difference between the Partnership’s adjusted tax basis in the Property and the amount realized from the Sale of the Property. The Partnership’s amount realized from the Sale includes the sum of cash it receives from the Purchaser plus the fair market value of any property it receives other than money. If the Purchaser assumes or takes the Property subject to liabilities that encumber the Property, the face amount of those liabilities is also included in the Partnership’s amount realized as though the Purchaser had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as legal fees and title costs, reduce the Partnership’s amount realized with respect to the Sale. This recognized gain will be allocated to partners, including Limited Partners, in accordance with the Partnership’s Partnership Agreement. The total amount of recognized gain is estimated to be $387 per Contributing Limited Partnership Unit, and $315 per Non-Contributing Limited Partnership Unit, based on information available as of April 30, 2007. The total amount of gain for each unit of limited partnership interest includes a deduction that will be taken when the Partnership is liquidated. If liquidation occurs in a different tax year than the Sale, each Limited Partner will recognize a higher gain in the year of the Sale, but then a tax loss in the year of liquidation.
     Generally, if a partnership is a “dealer” with respect to a property, any gain that it recognizes on the sale of that property will be taxed as ordinary income. Under I.R.C. Section 707, certain related party sales result in gain being taxed as ordinary income; however, we do not believe that this section would be applicable to this transaction. Alternatively, any gain in excess of “depreciation recapture gain” (discussed below) and “unrecaptured I.R.C. Section 1250 gain” (discussed below) generally will be taxed as gain arising from the sale of the Partnership’s trade or business under I.R.C. Section 1231 (“I.R.C. Section 1231 gain”). Each Limited Partner will be allocated his, her or its share of the Partnership’s I.R.C. Section 1231 gain. In general, if the combination of all I.R.C Section 1231 gains and losses of a particular Limited Partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, net I.R.C. Section 1231 gains will be treated as ordinary gains to the extent of a Limited Partner’s unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain from the sale of the Partnership’s property allocated to a Limited Partner may be treated as ordinary income, rather than long-term capital gain, if the Limited Partner has had net I.R.C. Section 1231 losses in prior years.
     Under I.R.C. Section 1245, gain recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property (i.e., “depreciation recapture gain”) is re-characterized as ordinary income and will be allocated to the partners (including the Limited Partners) as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of (i) the amount realized and (ii) the recomputed basis (i.e., a property’s basis plus all amounts allowed for depreciation) of the transferred property exceeds that property’s adjusted basis.
     Generally, under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation’s capital gain from the disposition of residential real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the excess of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed) over the amount treated as ordinary income under I.R.C. Section 1250 (calculated without regard to I.R.C. Section 291(a)(1)). Therefore, under I.R.C. Section 291(a)(1), corporate Limited Partners of the Partnership may recognize ordinary income upon disposition of the Partnership’s residential rental real property.
     In the case of Limited Partners of the Partnership that are individuals, estates or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those Limited Partners may be allocated gain from the Partnership’s Sale of the Property that is taxed as “unrecaptured I.R.C. Section 1250 gain.” Unrecaptured I.R.C. Section 1250 gain is generally equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate applicable to unrecaptured I.R.C. Section 1250 gain is currently 25%.
     In the case of Limited Partners that are individuals, estates or trusts, gain from the sale of the Partnership’s property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain is generally taxed at a capital gains tax rate, the current maximum federal tax rate of which is 15%. Gain from the sale of the Partnership’s property that is allocated to Limited Partners that are corporations is not eligible for preferential capital gains tax rates.
     If a Limited Partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership’s property and allocated to that Limited Partner. The determination of whether a Limited Partner possesses suspended tax losses, tax credits or other items of tax benefit that may reduce any gain resulting from the Sale will depend upon such Limited Partners individual circumstances. LIMITED PARTNERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS IN THIS REGARD.
     Although the recognized gain generally will be taxed as capital gain income, under the rules requiring the recapture of certain depreciation, it is expected that part of the gain will be taxed as unrecaptured I.R.C. Section 1250 gain to the partners. The maximum federal tax rate at which unrecaptured I.R.C. Section 1250 gain currently may be taxed is 25%. Generally, the unrecaptured I.R.C. Section 1250 gain tax rate applies only to individuals, trusts, and estates. The amount of unrecaptured I.R.C. Section 1250 gain is estimated to be $340 per Contributing Limited Partnership Unit and $276 per Non-Contributing Limited Partnership Unit.
     A distribution of cash by the Partnership to a Limited Partner will be treated as an amount realized from a sale of the Limited Partner’s interest in the Partnership and will result in taxable gain only to the extent that the distribution exceeds the Limited Partner’s adjusted tax basis in his, her or its interest in the Partnership. Otherwise, distributions will be tax free, and the Limited Partner’s adjusted tax basis in his, her or its interest in the Partnership will be decreased, but not below zero.
     Generally, any gain recognized by a Limited Partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributed to “unrealized receivables” of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income.
     Proceeds available for distribution to the Limited Partners from the Sale of the Property after repayment of the Partnership’s debt may be less than any tax liability resulting from the gain recognized by the Partnership (as a result of the Sale) that is allocable to the partners and less than their tax liability resulting from the gain recognized by the partners as a result of any cash distributions from the Partnership, and any tax liability from the foregoing. Accordingly, Limited Partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that arise as a result of the recognized gain.
     Tax Consequences if The Property Is Not Sold. The Property has been partially depreciated for United States federal income tax purposes. As a result, continued operation of the Property may generate taxable income to the partners, if there is not adequate depreciation and other deductions equal to or greater than the income generated from the Property. However, it is anticipated that there will not be any cash available for distribution since it is expected that all or substantially all of the Property’s cash flow will be used to service the Partnership’s liabilities. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing a partnership tax return. If a Limited Partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. LIMITED PARTNERS ARE URGED TO CONSULT THEIR TAX ADVISORS IN THIS REGARD.

FEES AND EXPENSES
     The Partnership will pay all expenses incurred in connection with this consent solicitation (including costs and expenses of preparing, printing and mailing this Solicitation Statement), the Sale of the Property and the liquidation and winding-up of the Partnership. The estimated fees and expenses associated with the Sale of the Property and the liquidation and winding-up of the Partnership are included in the table set forth under “Estimated Distribution to Limited Partners.” The following is an itemized statement of the estimated expenses incurred in connection with the consent solicitation:

Solicitation Agent Fees	$7,500
Legal Fees	$45,000
Printing Fees	$4,500
Tax and Accounting Fees	$1,500
Postage	$5,800
Depositary	$500
Total	$64,800
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s public reference facilities located at One Station Place, 100 F Street, N.E., Washington, D.C. 20002. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.
     You should only rely on the information incorporated by reference or provided in this Solicitation Statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this Solicitation Statement or any supplement is accurate as of any date other than the date on the front of this Solicitation Statement or the supplement.
     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this Solicitation Statement shall also be deemed to be incorporated herein by reference and will automatically update information in this Solicitation Statement.
     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number: c/o THE ALTMAN GROUP, INC., 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071, Telephone: (800) 217-9608. The Partnership will undertake to provide such copies by first class mail or other equally prompt means within one business day of receipt of a written or oral request made as provided herein.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
     This Solicitation Statement is being delivered to all holders of record of the outstanding limited partnership units as of the Record Date. The Partnership will undertake to deliver promptly upon written or oral request additional copies of this Solicitation Statement to any Limited Partner that requests additional copies. In order to obtain such additional copies, the Limited Partner may contact the Partnership by mail at c/o THE ALTMAN GROUP, INC., 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; by telephone at (800) 217-9608; or by facsimile at (201) 460-0050.
     The Partnership’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602. However, questions and requests for assistance regarding this Solicitation Statement and the matters set forth herein may be directed to the Solicitation Agent, The Altman Group, Inc. by mail at 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; by overnight courier service at 1200 Wall Street, Lyndhurst, New Jersey 07071; by fax at (201) 460-0050; or by telephone at (800) 217-9608.

Very truly yours, CRPTEX, INC.
By:
Name:
Title:

CONSENT OF LIMITED PARTNER
OF
MCCOMBS REALTY PARTNERS
A CALIFORNIA LIMITED PARTNERSHIP
This consent is solicited by CRPTEX, Inc., a Texas corporation and the general partner of the Partnership (the “General Partner”). THE GENERAL PARTNER RECOMMENDS THAT YOU CONSENT TO THE SALE. IF NO ELECTION IS SPECIFIED, ANY OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT FORM WILL BE DEEMED TO BE A CONSENT TO THE SALE.
The undersigned, a limited partner of McCombs Realty Partners, a California limited partnership (the “Partnership”), and the holder of units (the “Units”) of limited partnership interest in the Partnership, acting with respect to all of the Units owned by the undersigned, hereby:
[___] Consents            [___] Withholds Consent
with respect to the Sale of the apartment complex known as Lakewood at Pelham Apartments, located in Greenville County, South Carolina, on the terms described in the Solicitation Statement dated June 4, 2007. The undersigned acknowledges receipt of the Solicitation Statement.
In addition, by consenting to the Sale, the undersigned authorizes the General Partner, in its discretion, to reduce the purchase price for the Property up to 10% and make any other amendments to the purchase and sale contract for the Property which, in its opinion, are necessary, appropriate or desirable in connection with the sale of the Property and that do not materially and adversely affect the Partnership.
The undersigned hereby constitutes and appoints the General Partner of the Partnership as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions required under the partnership agreement in connection with this consent solicitation or in order to implement the actions set forth above.
A fully completed, signed and dated copy of this Consent Form should be sent to the Solicitation Agent by hand, mail, overnight courier or by fax to the address or fax number specified on the following page.
Please sign exactly as you hold your limited partnership Units. When signing as an attorney-in-fact, executor, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.
ALL RESPONSES MUST BE RECEIVED ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON JUNE 25, 2007, UNLESS EXTENDED.

Date:	Type or Print Name of Individual or Entity

By:

Signature

Type or Print Name of Person Signing

Capacity

Tax Identification or Social Security Number

Telephone Number

     The signed Consent Form should be delivered by any one of these methods:

By Facsimile:	By Overnight Courier:

(201) 460-0050	The Altman Group, Inc.
1200 Wall Street, 3rd Floor
Lyndhurst, New Jersey 07071
Attn: Paul Schulman

By Mail:	By Hand:

The Altman Group, Inc. 1200 Wall Street, 3rd Floor Lyndhurst, New Jersey 07071	The Altman Group, Inc. 1200 Wall Street, 3rd Floor Lyndhurst, New Jersey 07071
For Information, Please Call:
(800) 217-9608